UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

VECTOR GROUP LTD.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-5759	65-0949535
(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

(305) 579-8000

(Registrant’s Telephone Number, Including Area Code)

(Not Applicable)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Overview

On May 9, 2016 Vector Group Ltd. (the “Company”) completed the sale of an additional $235.0 million of its 7.750% senior secured notes due 2021 (the “Notes”) to qualified institutional buyers and pursuant to Regulation S in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued under an indenture, dated as of February 12, 2013, among the Company, the subsidiaries of the Company party thereto as note guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of September 10, 2013, the second supplemental indenture, dated as of April 15, 2014, the third supplemental indenture, dated as of February 20, 2015, and the fourth supplemental indenture, dated as of the date hereof (as so supplemented, the “Indenture”). The Notes were issued as additional notes under the Indenture pursuant to which, on February 12, 2013 the Company issued $450.0 million aggregate principle amount of 7.750% senior secured notes due 2021 and on April 15, 2014 the Company issued an additional $150.0 million aggregate principal amount of 7.750% senior secured notes due 2021 (together, the “Existing Notes”). The terms of the Notes are discussed under Item 2.03 below.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Holders of the Notes will have the benefit of certain registration rights for the Notes, as discussed below.

Registration Rights Agreement

On May 9, 2016, in connection with the issuance of the Notes, the Company, the Guarantors and Jefferies LLC (the “Initial Purchaser”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”), relating to, among other things, the exchange offer pursuant to which the Company will offer to exchange freely tradable exchange notes and guarantees for the Notes and related guarantees. The exchange notes and guarantees will have substantially identical terms as the Notes and related guarantees, other than the absence of transfer restrictions.

Subject to the terms of the Registration Rights Agreement, the Company and the Guarantors will file an exchange offer registration statement with the Securities and Exchange Commission (the “SEC”) on or prior to 240 days after the issuance of the Notes and will use all commercially reasonable efforts to have such exchange offer registration statement declared effective by the SEC on or prior to 330 days after the issuance of the Notes. Unless the exchange offer would not be permitted by applicable law or SEC policy, the Company and the Guarantors will commence the exchange offer and use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all Notes tendered prior thereto in the exchange offer.

If the Company and the Guarantors fail to meet these targets or if any registration statement required by the Registration Rights Agreement is declared effective but thereafter ceases to be effective (each, a “Registration Default”), the annual interest rate on the Notes will increase by 0.25% per year for the first 90-day period immediately following the occurrence of any Registration Default. The annual interest rate on the Notes will increase by an additional 0.25% per year for each subsequent 90-day period during which the Registration Default continues, up to a maximum additional interest rate of 1.00% per year over the otherwise applicable annual interest rate of 7.750%. If the Registration Default is corrected, the applicable interest rate will revert to the original level.

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, attached hereto as Exhibit 4.6.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Additional 7.750% Senior Secured Notes due 2021

On May 9, 2016, the Company completed the sale of an additional $235.0 million of its 7.750% senior secured notes due 2021 (the “Notes”) to qualified institutional buyers and pursuant to Regulation S in a private offering exempt from the registration requirements of the Securities Act. The Notes were issued under an indenture, dated as of February 12, 2013, among the Company, the Guarantors and the Trustee, as supplemented by the first supplemental indenture, dated as of September 10, 2013, the second supplemental indenture, dated as of April 15, 2014, the third supplemental indenture, dated as of February 20, 2015, and the fourth supplemental indenture, dated as of the date hereof (as so supplemented, the “Indenture”). The Notes were issued as additional notes under the Indenture pursuant to which, on February 12, 2013 the Company issued $450.0 million aggregate principle amount of 7.750% senior secured notes due 2021 and on April 15, 2014 the Company issued an additional $150 million aggregate principal amount of 7.750% senior secured notes due 2021 (together, the “Existing Notes”).

The aggregate net cash proceeds from the sale of the Notes were approximately $236.7 million after deducting the Initial Purchaser’s discount and estimated expenses and fees payable by the Company in connection with the Notes offering. The Company intends to use the net cash proceeds from the Note offering for general corporate purposes, including, but not limited to, additional investments in real estate through the Company’s wholly owned subsidiary, New Valley LLC, and in its existing tobacco business.

The Notes will have the same terms except issue date and purchase price and will be treated as the same series as the Existing Notes. Holders of the Notes and holders of the Existing Notes will vote together as one class under the Indenture. The Company will pay cash interest at a rate of 7.750% per year, payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2016. Interest will accrue from February 15, 2016. Interest on overdue principal and interest and liquidated damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. The Company will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

The Notes are fully and unconditionally guaranteed on a joint and several basis by all of the domestic subsidiaries of the Company that are engaged in the conduct of the Company’s cigarette businesses. In addition, some of the guarantees are secured by first or second priority security interests in certain collateral of some of the Guarantors pursuant to security and pledge agreements, subject to certain permitted liens and exceptions as further described in the Indenture and the security documents relating thereto. The Company will not provide any security for the notes.

The Notes will be the Company’s general senior obligations and will be pari passu in right of payment with all of the Company’s existing and future senior indebtedness, will be senior in right of payment to all of the Company’s future subordinated indebtedness, if any, and will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the non-Guarantor subsidiaries of the Company (other than indebtedness and liabilities owed to the Company or one of the Guarantors). Each guarantee of the Notes will be the general obligation of the Guarantor and will be pari passu in right of payment with all other senior indebtedness of the Guarantor, including the indebtedness of Liggett Group LLC and 100 Maple LLC under their Third Amended and Restated Credit Agreement with Wells Fargo Bank, National Association. Each guarantee of the Notes will be senior in right of payment to all future subordinated indebtedness of the Guarantor, if any, and will be effectively senior in right of payment to all existing and future unsecured indebtedness of the Guarantor to the extent of the value of the assets that secure such guarantee. Each guarantee of the Notes will be effectively subordinated to indebtedness that is secured by a higher priority lien than the lien securing the guarantee, if any, to the extent of the value of the collateral securing such indebtedness.

The Notes mature on February 15, 2021. The Company may redeem some or all of the Notes at any time at a make-whole redemption price. On or after February 15, 2016, the Company may redeem some or all of the Notes at a premium that will decrease over time, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

In the event of a Change of Control (as defined in the Indenture), each holder of the Notes may require the Company to repurchase some or all of its Notes at a repurchase price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. If the Company sells certain assets and does not apply the proceeds as required pursuant to the Indenture, it must offer to repurchase the Notes at the prices listed in the Indenture.

If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable, except that an Event of Default resulting from a bankruptcy or similar proceeding with respect to the Company or with respect to the Guarantors who, individually or as a group, would constitute a Significant Subsidiary (as defined in the Indenture) will automatically cause the Notes to become immediately due and payable without any declaration or other act on the part of the Trustee or any Note holders.

The Indenture contains covenants that limit the Company and each Guarantor’s ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other distributions in respect of or repurchase or redeem its equity interests; (iii) prepay, redeem or repurchase its subordinated indebtedness; (iv) make investments; (v) sell assets; (vi) incur certain liens; (vii) enter into agreements restricting its subsidiaries’ ability to pay dividends; (viii) enter into transactions with affiliates; and (ix) consolidate, merge or sell all or substantially all of its assets. These covenants are subject to a number of important exceptions and qualifications, as described in the Indenture.

The foregoing summary of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, attached hereto as Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture, dated as of February 12, 2013, among Vector Group Ltd., the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 in Vector’s Form 8-K dated February 12, 2013).

4.2	First Supplemental Indenture, dated as of September 10, 2013, among Vector Group Ltd., the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 in Vector’s Form 10-Q dated October 30, 2013).

4.3	Second Supplemental Indenture, dated as of April 15, 2014, among Vector Group Ltd., the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 in Vector’s Form 8-K dated April 15, 2014).

4.4	Third Supplemental Indenture, dated as of February 20, 2015, among Vector Group Ltd., the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.17 in Vector’s Form 10-K dated March 4, 2015).

4.5	Fourth Supplemental Indenture, dated as of May 9, 2016, among Vector Group Ltd., the guarantors named therein and U.S. Bank National Association, as trustee.

4.6	Registration Rights Agreement, dated as of May 9, 2016, among Vector Group Ltd., the guarantors named therein and Jefferies LLC, as the initial purchaser.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.

	By:	/s/ J. Bryant Kirkland III
Date: May 9, 2016		J. Bryant Kirkland III
Senior Vice President, Treasurer and Chief Financial Officer